Exhibit 5.1

March 18, 2009

VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	LiveDeal, Inc. Amended and Restated 2003 Stock Plan

Ladies and Gentlemen:

We have acted as counsel to LiveDeal, Inc. (formerly known as YP.Net, Inc. and YP Corp.), a Nevada corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed under the Securities Act of 1933, relating to the registration of 600,000 shares of the Company’s Common Stock, par value $.001 per share (the “Shares”), issuable pursuant to the Company’s Amended and Restated 2003 Stock Plan (the “Plan”).

In that connection, we have examined such documents, corporate records, and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Restated Articles of Incorporation and Amended and Restated Bylaws of the Company.

Based upon the foregoing, it is our opinion that the Shares, if and when issued in accordance with the terms of the Plan, will be validly issued, fully paid, and nonassessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement.

Very truly yours,

/s/ Snell & Wilmer L.L.P.